10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
High Grade Municipal Bond Fund
Security
State Road & Tollway Authority (Georgia)
Advisor
EIMCO
Transaction
 Date
7/31/06
Cost
$2,000,000
Offering Purchase
0.55%
Broker
Citigroup
Underwriting
Syndicate Members
Citigroup
Lehman Brothers
JP Morgan
Banc of America Securities LLC
Wachovia Bank, National Association